Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated March 18, 2013, with respect to the combined financial statements of Asset Manager Affiliates, included in the Annual Report of KCAP Financial, Inc. (formerly, Kohlberg Capital Corporation) on Form 10-K for the year ended December 31, 2012. We hereby consent to the incorporation by reference of said report in the Registration Statements of KCAP Financial, Inc. on Forms S-8 (File No. 333-175838, effective July 28, 2011; and File No. 333-151995, effective June 27, 2008).

/s/ GRANT THORNTON LLP

New York, New York
March 18, 2013